SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

April 21, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of American Vanguard Corporation:

Notice is hereby given that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company” or “AVD”) will be held on Wednesday, June 3, 2020 at 11:00 am Pacific Standard Time. The Annual Meeting will be a virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/AVD2020. You will not be able to attend the Annual Meeting in person.

Matters to be voted on at the meeting are:

1.	Elect nine (9) directors until their successors are elected and qualified;
2.	Ratify the appointment of BDO USA, LLP (“BDO”) as independent registered public accounting firm for the year ending December 31, 2020;
3.	Hold an advisory vote on executive compensation; and
4.	The frequency of the advisory vote on executive compensation.

This year, we are providing access to proxy materials over the Internet under the SEC’s “notice and access” rules. This method of delivery will serve to reduce the cost of distribution and reduce the impact on the environment that would otherwise arise from printing hard copies of proxy materials. Our board of directors has fixed Friday, April 9, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  Proxy materials were sent commencing on approximately April 21, 2020, to all stockholders of record as of the record date.

Whether or not you plan to attend the Annual Meeting via live webcast, please vote your shares in one of the following ways, either: (i) by Internet or telephone before the meeting, (ii) by Internet during the meeting, or (iii) if you request to receive printed proxy materials, by following the instructions on the card, including by marking, dating and signing the proxy card and returning it. Please review the instructions on each voting option as described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card that you may elect to receive by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019, are available to view and download at www.proxyvote.com.

We appreciate your continuing interest in American Vanguard Corporation.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer

General Counsel & Secretary

Newport Beach, California

April 21, 2020

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 3, 2020

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on Wednesday, June 3, 2020, via live webcast at www.virtualshareholdermeeting.com/AVD2020. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues, so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent to stockholders is April 21, 2020.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Thursday, April 9, 2020, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 33,239,703 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued, of which, 29,286,564 were entitled to vote. Of the total number of issued shares, 3,061,040 were held as treasury shares and 892,099 were held as restricted shares. Each share of Common Stock, excluding treasury and restricted shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019, are available to view and download at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast on the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to, and participate in, the Annual Meeting by logging onto www.virtualshareholdermeeting.com/AVD2020 at 11:00 a.m. Pacific Daylight Time on Wednesday, June 3, 2020. Stockholders may vote and submit written questions while connected to the Annual Meeting on the Internet, but will otherwise be in a listen-only mode.

How do I participate in the Annual Meeting on line?

You will need to use the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (“the Internet Notice”) or proxy card (if you requested and received a printed version of proxy materials) in order to vote your shares or submit written questions during the meeting.  Instructions on how to connect and participate via the Internet (including how to demonstrate your ownership of stock) are posted at www.virtualshareholdermeeting.com/AVD2020.

If you do not have your 16-digit control number, you will be able to listen to the meeting only; however, without the control number you will not be able to vote or submit questions during the meeting.

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This Proxy Statement (“Proxy”) describes issues on which you are invited to vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on

1.	The election of nine (9) directors,
2.	The ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal year 2020,
3.	An advisory vote on executive compensation, as disclosed in the Proxy, and
4.	The frequency on the advisory vote on executive compensation.

When you submit your proxy (by telephone, Internet or hard copy), you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Messrs. Wintemute and Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in advance of the Annual Meeting by using either the Internet, telephone or as per instructions in the proxy card (if you have requested and received printed proxy materials).  Also, you may vote during the meeting via the Internet, as described above. Persons who beneficially own stock can vote at the Annual Meeting, provided that they obtain a “legal proxy” from the person or entity holding the stock, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its legal rights as a record holder (which have been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting your shares.

You may submit your proxy on the Internet or by phone. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet at www.proxyvote.com or by phone (as per instructions on the proxy card), 24 hours per day and seven days per week. You will need the 16-digit control number included on the Internet Notice or your proxy card (if you requested printed proxy materials). Votes submitted via the Internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on Tuesday, June 2, 2020. Subject to rules relating to broker non-votes, your Internet or telephonic vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

You may submit your proxy by mail. If you requested and received printed proxy materials, then you may vote by any means indicated in the proxy card, including Internet, or by signing and dating the proxy card or voting instruction form received with this proxy statement and mailing it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

You may vote during the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting via live webcast are posted at www.virtualshareholdermeeting.com/AVD2020.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received an Internet Notice or voting instructions from the broker or other nominee holding your shares.  Please follow those instructions. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during the Annual Meeting.

All proxy voting procedures, including those by the Internet and by telephone, will include instructions on how to vote either “FOR” or “AGAINST” any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote, irrespective of the method (i.e., Internet, telephone or mail) in which you originally voted, by:

•

Submitting a proxy by Internet not later than 11:59 p.m., Eastern Daylight Time, on Tuesday, June 2, 2020 (which may not be available to some beneficial holders); your latest Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or
•	Participating in the Annual Meeting live via the Internet and casting a different vote.

If you are a beneficial owner of your shares, then you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

How many shares must be present to hold the meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum. Shares of Common Stock will be counted as present at the Annual Meeting, if the stockholder casts a vote electronically during the Annual Meeting or has properly submitted and not revoked a proxy prior to such meeting. As noted above, treasury shares and unvested restricted shares are not entitled to vote and, therefore, are not counted in determining a quorum. Broker non-votes with respect to ratification of BDO as independent registered public accounting firm and abstentions, however, shall count toward establishing a quorum for the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting.  In other words, those nominees for whom the number of shares voted “FOR” exceeds the number of shares voted “AGAINST” will be elected. There is no cumulative voting for the Company’s directors. Further, broker non-votes will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the other proposals to be ratified?

Approval for the other three proposals (the appointment of BDO as independent registered public accounting firm, the advisory vote on executive compensation and the frequency of that advisory vote) will require the affirmative vote of a majority of the votes cast at the meeting.

How will my shares be voted, and what are broker non-votes?

All proxies received and not revoked will be voted as directed. If you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if you are not a stockholder of record (in other words, your shares are held by a broker) and you do not provide instructions to the broker on how to vote, then your proxy will be counted (i) as a vote “FOR” the ratification of BDO as independent registered public accounting firm, and (ii) as a “broker non-vote” toward all other measures. A broker non-vote does not count as a vote either for or against a measure; however, because three of the four proposals require a majority vote for passage, it is possible that one or both of those measures could fail to pass, if there are a large number of broker non-votes. Accordingly, if you want to ensure the passage of a matter, then it is important that you provide voting instructions on that matter.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic communications with, stockholders or their personal representatives by either officers or employees.  In addition, a proxy solicitation agent, namely Advantage Proxy, has been retained by the Company for this purpose. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors and Other Stockholder Proposals for the Annual Meeting. As per the Company’s Bylaws (amended as of December 6, 2019) nominations of persons for election to the Board and the proposal of business to be transacted at an annual meeting may be made by any stockholder of record of the Company, provided that proper notice is received by the Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the one‑year anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders. In the case of nomination of persons for election to the Board, such notice shall include: (a) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (b) such person’s consent to serve as a director if elected; and (c) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the procedures established by the Nominating and Corporate Governance Committee. In the case of business other than director nominations, such notice must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such record stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

In order to have been timely, stockholder notices for director nominations or other business before the Annual Meeting must have been delivered by April 21, 2020. To the Company’s knowledge, no such notices were received as of that date. Thus, the Company has no knowledge or notice that any business, other than as set forth in the Notice of Annual Meeting, will be brought before the 2020 Annual Meeting. With respect to the 2021 Annual Meeting, the provisions outlined above and set forth in the Company’s Bylaws shall also govern nominations for directors and proposals for other business by stockholders.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. The list will also be available Monday through Friday from about April 13, 2020 through June 2, 2020, between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, Investor Relations, Securities Exchange Commission (“SEC”) Filings, and then click on, “View American Vanguard SEC Filings.” References to our website in this Proxy are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated by reference into this Proxy. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling the Company at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS AND EXPERIENCE

The following sets forth the names and certain information with respect to the persons nominated for election as directors. All such nominees have consented to serve and are currently directors. Eight nominees of the nine were elected by the stockholders at the 2019 Annual Meeting of Stockholders, and one nominee was subsequently appointed by the Board in December, 2019.

Scott D. Baskin, age 66, was elected as a director with the Company in January 2014.  Mr. Baskin has extensive experience as a litigator arising from his 35-year career with the law firm of Irell & Manella, from which he retired at the end of 2013. During his tenure at Irell & Manella, Mr. Baskin concentrated his practice on intellectual property, technology, real estate, business torts and securities actions for a multitude of corporate clients. A frequent lecturer and writer, he has published many articles on intellectual property rights, patent infringement, trial preparation and discovery. He was an assistant instructor at Yale Law School and clerked for Hon. Y. C. Choy, United States Court of Appeals for the Ninth Circuit. Mr. Baskin holds a B.A. in Political Science and History from Stanford University and a J.D. from Yale Law School. Mr. Baskin brings legal acumen and extensive experience in intellectual property matters, which complement the Company’s commitment to technology innovation.

Lawrence S. Clark, age 61, was elected as a director with the Company in 2006. Mr. Clark served from 2004 to 2012 as the Chief Financial Officer (“CFO”) for Legendary Pictures, a motion picture production company that, during Mr. Clark’s tenure, developed, co-produced and co-financed major motion pictures in partnership with Warner Bros. From 2003 to 2004 he provided financial and corporate development consulting services to media and entertainment companies. From 2000 to 2003, Mr. Clark was the CFO of Creative Artists Agency, a leading entertainment talent, literary and marketing agency.

From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director-International, for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. With over 30 years of financial, investing and operating experience, Mr. Clark brings a financial discipline and analytical approach that make him a valuable asset to the Board.

Debra F. Edwards, age 66, was elected as a director with the Company in 2011. Dr. Edwards is an independent consultant, specializing in global regulatory strategy for pesticides and biocides. She has over 35 years of experience specializing in pesticide residue chemistry, human health risk assessment, human health and ecological risk management, registration, re-registration and regulatory policy development. The majority of her career has been spent in leading large scientific and regulatory organizations within the United States Environmental Protection Agency (“USEPA”), culminating in her serving as Director of the Office of Pesticide Programs. Except for a two-year stint in Guatemala as a volunteer in the United States Peace Corp. (1997-1999), Dr. Edwards worked for the USEPA from 1985 until 2010. Dr. Edwards holds a Ph.D. and a Master’s Degree in Plant Pathology, has been the recipient of numerous academic and professional honors, including the Presidential Rank Award for Meritorious Service as a Senior Executive of the USEPA, and has published and made presentations in national and international fora on pesticide regulation, food safety and integrated pest management. Starting in 2017, Ms. Edwards has served on the board of directors of RNAgri, Inc., a privately-held corporation involved in the development of RNAi technology. Given the large number of active ingredients that the Company has registered for use across the globe and the rapidly changing and increasingly challenging regulatory climate, Dr. Edwards assists the board in mapping out strategy for product defense, regulatory compliance both domestically and internationally, and in the evaluation of acquisitions.

Morton D. Erlich, age 75, was elected as a director with the Company in October 2013. Mr. Erlich has extensive experience in accounting and auditing, arising from his 34 year career with KPMG LLP and being licensed as a CPA (currently inactive) since 1974. During his tenure at KPMG, he served as Audit Engagement Partner for numerous public and private companies in a wide range of industries and also served as Managing Partner of the firm’s Woodland Hills office. In addition to his audit and accounting work he also developed expertise in merger, acquisition and due diligence projects, as well as SEC compliance and employee benefit plan audits. Since 2004, Mr. Erlich has provided financial and managerial consulting services to a number of middle-market companies and professional service firms. Since 2006, he has been a member of the board of directors of Skechers USA, Inc. a prominent global footwear company, where he has served as lead independent director and chairman of both the audit committee and the nominating and governance committee, and as a member of the compensation committee. Mr. Erlich brings the experience and expertise of a seasoned auditor and provides counsel in connection with oversight of independent registered public accounting firms, guidance on compiling financial statements, and management of internal controls.

Emer Gunter, age 59 was appointed as a director with the Company in 2019 after a 34 year career at Monsanto, during which she served as Director of Manufacturing for Latin America (overseeing 20 plants), Asia Pacific (overseeing 15 plants) and, ultimately, as Vice President of Environmental, Safety and Health. During that time, she led multiple initiatives in various countries relating to process optimization, de-bottlenecking, quality, cost reliability, ESH (environmental, safety and health), six sigma, factory automation, succession planning and new facility construction. She also served as a member of the Manufacturing Leadership Team and Monsanto Advisory Council, where she operationalized human rights initiatives, influenced ESH throughout the culture and led a step-change in contractor and employee safety performance, reducing the number of recordables by half, while the company doubled in size. Ms. Gunter’s extensive expertise in manufacturing, international business operations and ESH make her a valuable resource to the Company, which has a long history in manufacturing, has recently expanded into LATAM markets and is committed to the principles of sustainability.

Alfred F. Ingulli, age 78, was elected as a director with the Company in 2010. Mr. Ingulli served as Executive Vice President of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business. In addition, from 2002 to 2004 he also served as a member of Crompton Corporation’s executive committee. From 2005 to 2014, Mr. Ingulli served on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and animal health markets, and served as a member of the compensation and audit committees of that board. Further, from 1996 to 2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairman of that board from 2002 to 2004. From 1990 to 2004, Mr. Ingulli also served as a board member and, from 1998 to 2000, as Chairman, of CropLife America, a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to the AVD board in-depth knowledge of our industry and an acumen for business finance and operational management.

John L. Killmer, age 70, was elected as a director with the Company in 2008. In June 2011 Mr. Killmer was elected as the Company’s lead independent director and continues to serve in that capacity. During his career, Mr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), a large privately held crop protection and life science company, from November 2004 through June 2008. At Arysta, Mr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto, Greater China from 2001 to 2003. Since December 2014, Mr. Killmer has served as a member of the board of directors of RNAgri, Inc., a privately-held corporation involved in the development of RNAi technology. Mr. Killmer possesses a combination of considerable technical expertise and business acumen. A trained scientist, he began his professional career focusing on technology and ascended the corporate ladder with increasing profit responsibility. He served as pro-tem Director of Technology for the Company from March 2009 through December, 2010, during which time he evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help enhance the Company’s domestic manufacturing and process and formulation technology.

Eric G. Wintemute, age 64, was elected as a director with the Company in June 1994. Mr. Wintemute served as President and Chief Executive Officer (“CEO”) from July 1994 until June 2011, and Chairman and CEO since June 2011. With 26 years’ experience on this Board, 41 years’ experience at the Company (26 years as CEO) and membership in leading crop protection trade groups (current member of the board of directors and past chairman of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. From 2013 until 2018, Mr. Wintemute served as a member of the board of directors of TyraTech, Inc., during which time it was a publicly traded company on the London Stock Exchange. TyraTech, Inc. was acquired by the Company in November 2018 and delisted at that time. His interaction with the heads of the Company’s peers, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. He is an invaluable resource to the Board, particularly when evaluating future business plans, including acquisitions, and providing strategic direction to the Company.

M. Esmail Zirakparvar, age 70, was elected as a director with the Company in June 2010. Mr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002 to 2004 he served as Chief Operating Officer and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004 to 2006 as Head of Region of Americas, President and CEO of Bayer CropScience LP USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 to 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses, Mr. Zirakparvar helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. With his background, he gives the board a global sense of perspective and strategic direction.

BOARD DIVERSITY AND LEADERSHIP

General Qualifications. In evaluating persons for potential service on the Board, we seek, above all, the most qualified candidates. At a minimum, viable candidates must have ample professional experience and business acumen befitting a director of a public Company. In addition, we believe that a fully functioning board should include members having functionally diverse backgrounds, including, for example, industry-specific experience, international experience, profit responsibility in a public Company, accounting and audit expertise, corporate governance expertise, scientific and technological credentials, regulatory expertise, manufacturing experience and mergers and acquisitions experience. We believe that we have continued to improve these professional qualifications with the addition of Ms. Gunter to the Board.

Diversity. The Company and the Board believe that persons having diverse attributes (including with respect to gender, race, age, religious beliefs and the like) can and do bring an important perspective to board matters. Further, as evidence by the addition of a second female director to our Board in 2019, we are committed to diversity among its directors. Going forward, the commitment continues, as we are including both incumbent female directors among the nominees in this proxy.

Other Considerations. In the interest of ensuring that the Board continues to function at a high level, the Board conducts regular self-evaluations. These evaluations serve to ensure not only that communications, processes and interpersonal dynamics are in alignment, but also that individual members continue to contribute toward the business of the Board. The Board had adopted a policy under which, once he or she reaches the age of 75, a director must tender a resignation, subject to acceptance by a majority of the other directors. During 2020, Messrs. Erlich and Ingulli submitted such resignations, which were subsequently rejected by the Board. The Board has since amended that policy to provide that, as of each regular meeting of the Board in March, directors who are 75 years of age or older will be deemed to have resigned from the Board, pending a rescission of that resignation by a majority of the other directors. In addition, at time of re-election to the Board, members review the performance of all individuals in light of the Company’s needs over the next year.

Lead Director v. CEO. At present, Mr. Wintemute serves as both Chairman and CEO, while Mr. Killmer, a non-management, independent director, serves in the role of lead director. We continue to maintain that Board leadership should be defined according to the stockholders’ best interests, as measured against current circumstances. Further, we believe that the factor of paramount importance is not whether the roles of Chairman and CEO need to be held by two people; rather, it is most important to ensure that non-management directors maintain a sufficient level of leadership and objectivity. We believe that we have accomplished this through the appointment of a lead director to the Board.

RISK OVERSIGHT

The Company’s Board of Directors has formal responsibility for risk oversight. In 2011 the Board formed a Risk Committee, which now consists of Scott D. Baskin (as chairman), Debra F. Edwards, Emer Gunter and M. Esmail Zirakparvar. The Risk Committee meets regularly (at least four times per year) and coordinates primarily with the Risk Manager (Timothy J. Donnelly) of the Company. All members of the Board are invited to, and typically attend, Risk Committee meetings.

Senior management has also appointed a team of managers to serve as an executive risk committee, with responsibility to identify and assess areas of risks, to identify mitigation measures and to implement those measures. The Company has identified several material risks facing the Company and has identified risk owners responsible for marshalling the resources and leading a team to address those risks. These identified risks are updated from time to time and presently include:  i) adverse regulatory climate; ii) optimizing inventory levels while minimizing under absorption costs of our manufacturing facilities; iii) succession planning/bench strength; iv) maintaining competitiveness of product offerings; v) vulnerability to environmental event; vi) undervaluation by the market; vii) sustainable growth through licensing, acquisitions and current product lines; and viii) cyber-security. These risks are incorporated into the risk-owners’ annual performance goals and are important factors in determining both job performance and incentive compensation. Executives serving as risk-owners periodically report their progress through the Risk Manager to the Risk Committee.

With respect to cyber-security, the Company has taken measures to ensure that our information systems are both secure and reliable. Our network consists of multiple locations linked through an internal network and, in some cases, through a multiprotocol label switching network. We have installed a firewall system through which all external traffic must proceed before reaching the internal network. These firewall systems monitor and track all activities on a continuous basis for diagnostics, testing and, where appropriate, remediation. Further, remote access is protected and authenticated through encrypted VPN connections. To the extent that the Company relies on third parties for data center hosting services, we require both physical and logical security access controls, environmental safeguards and periodic audits. Further, we perform vulnerability assessments and penetration testing through third party specialists on a regular basis. Finally, management communicates security policies to the workforce through orientation, employee handbooks, web-based tutorials and on-the-job training to ensure that all employees understand our security policies and procedures.

ENVIRONMENTAL, SOCIAL RESPONSIBILITY AND GOVERNANCE

Environmental, Social Responsibility and Governance (“ESG”) has taken center stage as a subject of interest among many investors. At American Vanguard, we have long been committed to safely and responsibly operating our manufacturing facilities, developing our products and managing our footprint in a manner consistent with environmental stewardship and a high regard for human rights. Our commitment is carried out in our treatment and development of people, community outreach, legal compliance, environmental programs and the advancement of social issues. We recognize the importance of our role and potential effect on the planet – from our local communities to the global environment.

We have enumerated our five core values underpinning our commitment to ESG in the Company’s 2017/2018 Sustainability Report. These include:

•

Safety First – our culture begins with compliance within highly-regulated manufacturing facilities, continues into to the design of science-backed products and extends into market-leading delivery systems.

•

Employees Making a Difference – by rewarding achievement, providing excellent healthcare benefits and giving employees a voice, we attract employees who want to make a difference in the communities that we serve.

•

Raising AgChem to Precision Ag – building upon decades of improved formulations, application methods and delivery systems, we have entered the realm of precision agriculture with SIMPAS, a new technology that will enable growers to prescriptively apply multiple crop inputs only where needed, thereby improving the environmental impact and, at the same time, maximizing yields.

•

Stakeholder Engagement – we recognize that the key to being a good corporate citizen is open and continuous engagement with our many stakeholders, including employees, customers, suppliers, partners, universities, communities and investors.

•

Stewardship and Conservation – we use data-backed programs to manage our resource consumption and emissions, striving to minimize our carbon emissions, efficiently manage utilities, conserve resources and ensure responsible disposal practices.

In light of the importance of ESG to the organization, the Board of the Company has appointed Ms. Gunter to serve as ESG Liaison as a member of the Nominating & Corporate Governance Committee. Ms. Gunter will exercise board oversight of ESG matters and function as an intermediary between the Company’s Risk Manager and the Board. Through her experience and with the focus of this position, Ms. Gunter will assist the Company in refining its ESG philosophy and practices and ensuring that our best practices are spread throughout the organization.

Further, the Company is cognizant of the importance of making thoughtful, regular disclosures relating to our ESG program. In particular, we take seriously the commentary of Blackrock’s CEO, Larry Fink, who, in his recent letter to CEOs, noted that his firm was placing sustainability “at the center of its investment approach.” He went on to request that those companies in which Blackrock invests (such as ours) publish not later than 2020 a disclosure that includes a sustainability analysis under Sustainability Accounting Standards Board as well as with respect to climate-related risks under the Task Force on Climate-related Financial Disclosures (including a scenario of operating under the Paris Agreement’s goal of limiting global warming to less than two degrees). American Vanguard intends to make the disclosure recommended by Blackrock.

COVID-19 PREPAREDNESS

As of the time of this publication, the coronavirus (COVID-19) has become a global pandemic and, in the process, has risen to become one of the most salient risks facing virtually all companies. We have taken swift action to understand, contain and mitigate this risk. Specifically, the Company formed the Pandemic Work Group with a mission to ensure the health and safety of the workforce while ensuring continuity of the business. In the workplace, we have designed and implemented protocols for social distancing, made provisions for the workforce to work remotely where possible, and established quarantine policies for those who present COVID-like symptom or may have been in touch with those who have. Further, the group keeps current with local, state, federal and international laws and restrictions that could affect the business; provides real-time information to the workforce; and draws from political commentary and news statements concrete directions on how best to continue operations.. We have also prepared contingency plans to permit the continued operation of our factories, in the event that there are critical staffing issues due to attrition. Further, we continuously monitor supply chain, transport, logistics and border closures and have reached out to third parties to make clear that we are continuing to operate, that we have our own policies relating to health (e.g., no third party visitors, no face-to-face meetings) and are committed to compliance with COVID-19 policies of our business partners.  Our CEO and the leader of the Pandemic Work Group is holding weekly “state of the company” calls with the functional heads of our businesses across the globe to ensure that our information is shared in a timely manner and that our direction is clear.

It is important to understand that under applicable federal guidelines (at https://www.cisa.gov), AMVAC is part of the nation’s “critical infrastructure” and falls within three of the 16 sectors that are specially permitted to operate under  “Food and Agriculture” sector (engaged in “the production of chemicals and other substances used by the food and agriculture industry, including pesticides, herbicides etc.”), the “Chemical” sector (supporting the operation . . . of facilities (particularly those with high risk chemicals . . . whose work cannot be done remotely and requires the presence of highly trained personnel to ensure safe operations”) and the “Public Works and Infrastructure Support Services” sector (in support of exterminators, landscapers and others who provide services to residences and businesses). In issuing guidance on Coronavirus, President Trump said, “If you work in a critical infrastructure industry, as defined by the Department of Homeland Security, such as healthcare services and pharmaceutical and food supply, you have a special responsibility to maintain your normal work schedule [emphasis added].” We have found that state COVID-19 orders and, indeed, even those of countries in which the outbreak has been most pronounced (e.g., Italy) have consistently excepted food supply as an area essential to the survival of its populations and, as such, as given special permission to companies, such as ours, to continue to operate during the pandemic.

CORPORATE GOVERNANCE OF THE COMPANY

The Company is committed to sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct, the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are available to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently, in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of nine members. The Board has determined that eight of the nine members, that is, all except Eric G. Wintemute, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board examines the independence of each of its members at least once per year and more frequently, if there is any change in a member’s material relationship with the Company that could potentially interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met six times during the year ended December 31, 2019. All directors attended 100% of the aggregate of the number of meetings of the Board and at least 75% of the total number of meetings held by all committees of the Board for which they served. The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is the lead director, John L. Killmer. Interested parties who wish to communicate with the lead director or with non-management directors may do so by email to directors@amvac.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders. All directors attended the 2019 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Morton D. Erlich (Chairperson), Scott D. Baskin, Lawrence S. Clark and Alfred F. Ingulli, all of whom are non-employee directors and financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the SEC and the applicable rules and listing standards currently prescribed by the New York Stock Exchange. In addition, the board has found that both Mr. Erlich and Mr. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held six meetings during the year ended December 31, 2019.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Providing oversight on the financial reporting process and the adequacy of the Company’s internal controls.
•	Engaging the services of an independent registered public accounting firm to audit the Company’s consolidated financial statements and internal controls for financial reporting.
•	Pre-approving all services performed by the independent registered public accounting firm.

•	Reviewing the scope of the audit activities of the independent registered public accounting firm and appraising audit efforts.
•	Reviewing services provided by the independent registered public accounting firm and other disclosed relationships, as they bear on the independence of that firm.
•	Overseeing the performance of the Company’s internal audit function.
•	Establishing procedures for the receipt, consideration, investigation and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report on page 12 of this Proxy.

Compensation Committee

The Compensation Committee is currently composed of Lawrence S. Clark (Chairperson), Morton D. Erlich, Debra F. Edwards and Alfred F. Ingulli. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. Further, the Board has found that each of the members of the Compensation Committee, who administers the Company’s compensation plans, is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held five meetings during the year ended December 31, 2019.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholders’ interests.
•	Overseeing the process for evaluating CEO performance in comparison with Board-approved goals and objectives.
•	Recommending CEO compensation to the Board.
•	Administering grants and options in Company stock under the Company’s compensation plan(s).
•	Evaluating the independence of compensation professionals.

Please also see the Compensation Committee Report on page 24 of this Proxy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of M. Esmail Zirakparvar (Chairperson), Scott D. Baskin, Morton D. Erlich and Emer Gunter. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2019.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending nominees for election and re-election to the Board of Directors.
•	Reviewing principles, policies and procedures affecting directors.
•	Overseeing evaluation of the Board and its effectiveness.
•	Recommending committee assignments and lead director nominees to the Board.

Finance Committee

The Finance Committee is currently composed of Alfred F. Ingulli (Chairperson), Lawrence S. Clark, Debra F. Edwards, John L. Killmer, and M. Esmail Zirakparvar. The Finance Committee held eight meetings during the year ended December 31, 2019.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) and involves, among other things:

•	Working with senior management to evaluate, investigate and recommend changes in the area of corporate finance.
•	Reviewing and approving acquisitions, divestitures and other restructuring activity.
•	Reviewing and approving short-term and long-term financing plans.

Risk Committee

The Risk Committee is currently composed of Scott D. Baskin (Chairperson), Debra F. Edwards, Emer Gunter and M. Esmail Zirakparvar. The Risk Committee held four meetings during the year ended December 31, 2019. All members of the Board are invited to, and typically attend, Risk Committee meetings. The primary responsibility of the Risk Committee is to oversee risk management at the Company and to ensure that the Company continuously monitors material risks, identifies mitigation measures for those risks, and takes commercially practicable measures to minimize those risks to the fullest extent possible. The committee works with the Company’s Risk Manager and senior management to conduct (or cause to be conducted) periodic assessments of the Company’s risk profile and to ensure the following:

•	That adequate resources are made available to address and mitigate risks, where possible,
•	That risk owners are identified and made accountable for addressing these risks, and
•	That the practice of monitoring and addressing these risks remains a part of the Company’s culture.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and, with management, to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out this role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed, with senior management, the Company’s audited consolidated financial statements included in the Company’s 2019 Annual Report on Form 10-K for filing with the Securities and Exchange Commission. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with BDO, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”), issued by the Public Company Accounting Oversight Board (“PCAOB”). AS 1301 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant misstatements, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO, a letter of independence providing the disclosures required by Rule 3526, “Communication with Audit Committee Concerning Independence” with respect to any relationships between BDO and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO has discussed its independence with us, and has provided written confirmation that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2019, we recommended to the Board of Directors, and the Board of Directors agreed, that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent registered public accounting firm. Nor is it the responsibility of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent registered public accounting firm, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Morton D. Erlich, Chair

Scott D. Baskin

Lawrence S. Clark

Alfred F. Ingulli

April 21, 2020

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2019, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (*)	Percent of Class
Blackrock, Inc.	4,395,174	14.6%
55 East 52nd Street New York, NY 10055

The Vanguard Group	2,907,014	9.6%
100 Vanguard Blvd. Malvern, PA 19355

Dimensional Fund Advisors LP	2,531,317	8.4%
6300 Bee Cave Road, Building One Austin, TX 78746

Herbert A. Kraft	2,057,543	6.8%
4695 MacArthur Court Newport Beach, CA 92660

T. Rowe Price Associates, Inc.	1,958,193	6.4%
100 E. Pratt Street Baltimore, MD 21202

(*)	Based on information reported to the SEC by, or on behalf of, such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock, as of March 27, 2020, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Chairman & Chief Executive Officer	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,039,194	(1)	3.4%
Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	33,104	(2)	(3)
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	45,080		(3)
Director	Alfred F. Ingulli 4695 MacArthur Court Newport Beach, CA 92660	18,675		(3)
Director	M. Esmail Zirakparvar 4695 MacArthur Court Newport Beach, CA 92660	35,672		(3)
Director	Debra F. Edwards 4695 MacArthur Court Newport Beach, CA 92660	19,492		(3)
Director	Morton D. Erlich 4695 MacArthur Court Newport Beach, CA 92660	21,939	(4)	(3)
Director	Scott D. Baskin 4695 MacArthur Court Newport Beach, CA 92660	19,484		(3)
Director	Émer Gunter 4695 MacArthur Court Newport Beach, CA 92660	2,202		(3)
Chief Operating Officer (AMVAC Chemical Corporation)	Ulrich G. Trogele 4695 MacArthur Court Newport Beach, CA 92660	133,954		(3)
Chief Financial Officer	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	89,028	(5)	(3)
Chief Administrative Officer	Timothy J. Donnelly 4695 MacArthur Court Newport Beach, CA 92660	96,602	(6)	(3)
Managing Director (AMVAC Netherlands BV)	Peter E Eilers 4695 MacArthur Court Newport Beach, CA 92660	42,403		(3)
Directors and Officers as a Group		1,596,829		5.3%

(1)	This figure includes 93,126 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(2)	This figure includes 546 shares of Common Stock owned by Mr. Clark’s children, for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(3)	Under 1% of class.
(4)	Represents shares held by the Erlich Family Trust, in which Mr. Erlich is a trustee and beneficiary, and over which Mr. Erlich shares voting power with his spouse.

(5)	This figure includes 43,675 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(6)	This figure includes 45,306 shares of Common Stock Mr. Donnelly is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described in the immediately following sentence, the Company believes that during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of the overall risk profile, profits or revenues. Compensation for senior executives and, derivatively, the entire workforce is subject to achievement of Company-wide financial objectives within the SMARTgoals (as defined on page 16) established by the Board and management annually. These include metrics for net sales, net income, EBITDA and working capital management. Further, all functions forecast annual profit (where applicable) and expense targets, which are consolidated into an overall budget. While each profit-and-loss center is held accountable toward achieving its operating margins and expense forecasts, each such center is also held to company-wide performance which determines, among other things, the size of the overall incentive compensation pool and the availability of equity. Finally, senior management goes to great pains to allocate annual bonus and equity awards among individual employees and within the operating functions in an equitable manner.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation program has three primary objectives to:

•	Align management’s interests with the long-term interests of stockholders;

•	Provide compensation on the basis of performance that supports key financial and strategic business outcomes; and

•	Attract, motivate and retain top talent to lead our business.

Our first objective is accomplished by ensuring that our executives are stockholders. We do this through the regular award of equity, whether in the form of restricted stock, options or performance-based shares/options, and the adoption of executive stock ownership guidelines. We make these equity awards through our stock incentive plan, which was approved in its current form by our stockholders at the 2017 Annual Meeting. Our second objective means that we want our executives to seek optimal results in both the short and long term. One of the primary means of rewarding performance is through cash incentive compensation. Another means is through performance-based equity, which requires that the Company attain certain measures of financial success (i.e., EBIT, net sales, and total stockholder return), as compared to its industry peers. Our third objective is accomplished through ensuring that our compensation is competitive (as, for example, through benchmarking the compensation practices of similarly-situated companies) and to promote the retention of key talent through awards of stock (either restricted stock units or stock options) that cliff vest in three years.

What We Reward

We expect our executives to operate at a high level and to be involved in setting and executing our business plan. Accordingly, our executives are directly involved in defining the Company’s strategy (its roadmap to success), its budget (the short term business plan), and the associated short term objectives which are established as necessary to achieve the budget (our “SMART” goals, which are Specific, Measurable, Achievable, Realistic and Time-Based). SMARTgoals are the primary measure to which each executive is held accountable. They vary from position to position and include both company-wide goals (as, for example, net sales and net income for the CEO) and individual goals (for example, factory efficiency targets for the Vice President of Manufacturing). See “Elements of 2019\ Compensation and Why We Pay Them” for a more detailed discussion on SMARTgoals and incentive compensation. In addition, we award performance shares that provide for a maximum award of twice the target number of shares in the event that management outperforms its peers with respect to earnings before income taxes, net sales and total stockholder return. Thus, in the interest of maximizing its equity holdings, management has an additional incentive to strive for improvement. Finally, in addition to these goals, which drive overall Company performance, we also expect our executive team to respond to changing market conditions, to solve unforeseen problems and to show leadership and initiative.

Compensation Program Best Practices

The Compensation Committee continues to implement and maintain sound practices in our executive compensation program and related areas. Our current compensation program includes features that we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights the “Sound Practices” features that our compensation program includes and “Poor Pay Practices,” which are excluded.  Certain of these features are described in greater detail after the table.

Included Features (“Sound Practices”)	Excluded Features (“Poor Practices”)

➣  Performance-based Equity – Half of the equity awards made to executives vest based upon the achievement of either internal metrics (net sales, pre-tax income) or total stockholder return which, in either case, are compared to a peer group over a three year performance period.

➣  Caps on Individual Bonuses – Our executives’ incentive compensation is capped at 1.6 times salary for the CEO and 1 times salary for other officers.

➣  Clawback Policy – Our executives are subject to having incentive compensation recouped by the Company in the event of material fraud or misconduct resulting in a restatement of financial statements.

➣  Stock Ownership Guidelines— We have adopted share ownership requirements for both our executive officers (4X base wage for CEO and 2X base wage for CEO reports) and our directors (four years’ worth of stock awards).

➣  No Hedging— Our executive officers and directors are prohibited from all hedging activities (as, for example, with zero-cost collars and forward sales contracts) and holding Company securities in margin accounts.

➣  Consultant Independence – The Committee retains an independent compensation consultant.  Our consultant is evaluated annually for independence to ensure objectivity.

➣  Market Benchmarking – Compensation decisions are made in the context of relevant market comparators.

➣  Risk Management – Our executive officers’ compensation program has been designed and is reviewed to ensure that it does not encourage inappropriate risk-taking. (Please see page 11 of this Proxy).

➣  “Double Trigger” severance – Our change in control agreements require both a change in control and termination during a two year period before equity is accelerated and monetary benefits become due. (Please see page 31 of this Proxy).

➣  No excise tax gross-ups.

➣  No “single trigger” severance payments.

➣  No guaranteed base salary increases, minimum bonuses or equity awards.

➣  No resetting of strike price on underwater options.

➣ No replacement or “make whole” awards of equity.

A.	High Percentage of Performance Shares

Since 2013, in making equity awards to executive officers, the Company has followed the practice of splitting those awards between time-based restricted stock (having a three-year, cliff-vesting period) and performance shares, the terms and conditions of which have not changed materially since 2013 and are set forth in the form Performance Share Agreement attached as Exhibit 99.2 to the Company’s Form 8-K that was filed with the SEC on March 26, 2018. As per the standard agreement, performance shares vest upon the occurrence of two things: first, the recipient’s continuous employment with the Company through the third anniversary of the award date, and second, the achievement of certain financial metrics as follows. Over the course of a three year performance period, the Company measures the relative growth of its earnings before income taxes (“EBIT”)(weighted at 50%) and net sales (weighted at 30%), as compared to the median growth of EBIT and net sales, respectively, of a peer group of companies, which, as of 2019, consisted of Bayer/Monsanto, BASF, Corteva, Syngenta/Adama, Nufarm, FMC, United Phosphorus and Isagro (the “Ag Peer Group”). Over the past four years, the AgChem Peer Group has changed with industry consolidation. Nevertheless, in the Company’s opinion, these companies represent the leading public companies in the AgChem sector; thus, we believe it is appropriate to use these companies as a benchmark against which to compare the Company’s financial performance.

In addition to the EBIT and net sales metrics, the Company also measures total stockholder return (“TSR”), for the same performance period as compared to that of the Russell 2000 (weighted at 10%) and the Company’s Proxy Peers (as defined on Page 23) for the fiscal year immediately preceding the date of the award (again, weighted at 10%).  In order to calculate the number of performance shares earned, the Company takes the product of the (number of shares granted) x (weighting factor) x (the applicable performance factor). When applied, the performance factors, which are listed below for EBIT, net sales and TSR, can yield a result as low as zero shares (when the Company has underperformed) and as high as 200% of the target shares granted (when the Company has outperformed its comparator group).

Table 1 - PERFORMANCE FACTORS – EBIT & Net Sales
% Goal Achieved	% Target Payout[1]
≥125%	200%
117.5%-124.9%	150%
110%-117.4%	125%
100%	100%
80%	50%
<80%	0%

Table 2 - PERFORMANCE FACTORS – TSR Goal

% Goal Achieved	% Target Payout[2]
≥80thpercentile	200%
60th percentile	150%
50th percentile	100%
40th percentile	75%
30th percentile	50%
<30th percentile	0%

(1)	For performance between 80% and 109.9% of “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

(2)	For performance between 30th percentile and 80th percentile of the “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

Since the Company began the process of granting awards of performance shares, we have experienced forfeitures of shares awarded in 2013 (due to underperformance on EBIT, sales and TSR), earned at or above target amounts for awards made in 2014, 2015, 2016 and 2017 (due to performance in excess of these measures), and had mixed performance, as in respect of the 2017 awards. Based upon this limited data set, we can say that the performance metrics are neither too lax, nor overly restrictive. Further, because all financial metrics within these agreements are based upon external relative comparisons, it is not possible to “manage” any of those metrics (e.g., net sales) toward a preconceived outcome. In addition, with a three-year performance period, it is virtually impossible to predict how industry peers and stock comparators will actually perform.

B.	Caps on Individual Bonuses

The Company continues to follow a policy of placing individual limits on each executive’s annual incentive cash compensation. Specifically, the CEO is limited to 1.6 times his annual salary, while the other NEOs are limited to one times his or her annual salary. The Compensation Committee has put these caps in place both to eliminate the possibility that any one individual will receive an excessive share of the bonus pool and to prevent windfall payments in the event that unforeseen circumstances result in goals being drastically exceeded.

C.	Clawback Policy

The Company also continues to follow a clawback policy that provides:

“subject to the restrictions of applicable law, in the event of material fraud or misconduct leading to a restatement of the Company’s financial statements, the incentive compensation of executives found to be complicit in such material fraud or misconduct may be recouped in whole or in part by the Board of Directors after a hearing on the matter; provided, however, that if the subject executive does not agree with the outcome of such hearing, prior to instituting litigation, the parties shall promptly refer the matter to mediation.”

We believe that, this policy serves multiple purposes. First, it sends a strong message to senior management that the Company is committed to the highest standards of legal compliance and accounting discipline. Second, by placing paid compensation at risk, it serves as an additional incentive to senior management to live up to this commitment. And third, the policy should help contribute to stockholders’ peace of mind that the Company requires accuracy and completeness in its financial reporting.

D.	Stock Ownership Guidelines

Under the Company’s stock ownership and stock retention policy, the CEO is required to obtain and maintain four times his base wage in common stock, and Section 16 officers other than the CEO are required to obtain and maintain two times their base wage in Company common stock. This is to be accomplished, in part, through periodic grants of equity by the Board. For purposes of calculating the value of shares under the policy, the Company includes shares purchased on the open market, shares acquired through option exercise, unvested restricted shares, shares owned outright and vested but unexercised options. Similarly, as more fully described in page 32 under “Director Compensation,” non-management directors are required to accumulate and maintain shares equal in amount to the number of shares granted to them during the first four full years of service on the Board. Through these policies, the interests of both executive officers and directors are better aligned with those of our stockholders.

E.	Anti-Hedging Policy

The Company’s Anti-Hedging Policy prohibits both directors and Section 16 officers from both hedging and other non-monetized transactions, such as zero-cost collars, forward sales contracts or other similar instruments, which allow a person to lock in much of the value of his or her stock holdings, generally in exchange for all or part of the potential for upside appreciation in the stock. The Company believes that such instruments place the subject shares at risk of unexpected disposition (as, in the case of a call or foreclosure) and change the essential nature of the investment in common stock, thus serving to misalign the holder’s interests from those of the Company’s stockholders.

Compensation Consultant Independence

As per NYSE Listing Standard 303A.05(c)(iv), the charter of the Compensation Committee requires that committee to evaluate the independence of its compensation consultants. Accordingly that committee evaluated its compensation consultant, Exequity LLP, in 2019 and determined that there is no conflict of interest with that firm and that with respect to the six factors set forth in the listing rules, Exequity was independent, as indicated by the following:

Independence Factor	Consultant Compliance

➣  Provision of other services to the Company by the consultant.

➣  Amount of fees received from the Company as a percentage of consultant’s total revenues.

➣  Policies and procedures of committee with regard to its consultant are designed to prevent conflicts of interest such as:

➣  Providing unrelated services.

➣  Trading in the stock of its clients.

➣  Any business or personal relationship with a member of the Compensation Committee.

➣  Any stock of the Company owned by consultant.

➣  Any business or personal relationship with an executive officer of the Company.

➣  Consultant does not provide other services to the Company.

➣  Fees received by consultant during FY 2019 are less than 1% of the consulting firm’s revenues for that year.

➣  Consultant has implemented principles to ensure independence:

➣  Does not provide unrelated services.

➣  Does not trade in the stock of its clients.

➣  There is no relationship with a member of the Compensation Committee.

➣  Consultant owns no shares of the Company.

➣  There is no relationship with an executive officer.

We believe that, by ensuring the independence and objectivity of our compensation consultant, we provide an additional assurance that the consultant will not be influenced by improper motives, such as personal gain, that could compromise its ability to recommend a fair and transparent plan of compensation for Company executives.

Consideration of “Say on Pay” Advisory Vote for Past Three Years

At each of the last three Annual Meetings of Stockholders, we have held an advisory stockholder vote on executive compensation. For the years 2019, 2018 and 2017, approximately 97%, 97% and 93%, respectively, of the shares that voted approved our executive compensation described in the subject proxy statement. During that period, the Company’s compensation policies and practices have not changed markedly. Thus, both the Compensation Committee and the Company viewed these voting results as a strong indication that the Company’s stockholders support our compensation policies and practices. Further, the Company maintains a plan of regular outreach to, and interaction with, investors, potential investors and analysts through personal meetings, telephone conversations and attendance at investment conferences. In 2019 alone, the Company had direct contact with over half of the managed institutional investors holding its common stock. Through these efforts, the Company continually elicits issues of concern from these audiences. Matters of greatest interest to stockholders have typically concerned strategic direction, technology development, market conditions, international businesses, operating expenses, inventory and the income statement. As has been the case over the past several years, during 2019, compensation policies and practices did not emerge as issues of concern.

The following sections further explain our rationale for our compensation practices during the last fiscal year.

Elements of 2019 Compensation and Why We Pay Them

In 2019, the Company showed a decline in most aspects of its financial performance, as compared to 2018. For example,while net sales rose by 3% year-over-year (from $454 million in 2018 to $468 million in 2019), net income declined  by 44% (from $24.2 million in 2018 to $13.6 million in 2019). The increase in top line sales was driven entirely by our international business, which increased by 21% year-over-year and now comprises about 40% of the Company’s overall revenue. These increases were driven primarily by the addition of sales from our Brazilian businesses (which we acquired in January 2019) and the sale of Assure II herbicide into Canada (which product line we acquired at the end of 2018).

Partially offsetting overall top-line growth was a decline in domestic sales, which dropped by 6% year-over-year. Domestic performance was depressed due to unprecedented weather conditions throughout the U.S.. Persistent rain and cold in the first half of the year, followed by record-setting heat and drought in the second half of the year reduced demand for many of our higher-margin, at-plant products as well as for post-harvest herbicides and cotton defoliants. Gross margins on an overall basis declined to 38% from 40% compared to 2018. This declined arose from two primary factors. First, we experienced proportionately higher sales of international products, which typically carry lower margins. Second, in response to reduced seasonal demand, we restricted factory activity to avoid unnecessary inventory accumulation. This, in turn, resulted in higher factory underabsorption charges as compared to 2018, which had the best factory performance in the Company’s history. While operating expenses remained flat as a percentage of net sales (at 32%), a number of factors, including a higher absolute value of operating expenses, higher interest expense (due to acquisition costs incurred over the past two years) and higher depreciation (from product line and business acquisitions) contributed to a decline in net income.

With respect to working capital, despite soft domestic demand and the addition of new businesses, the Company was able to restrict the growth of year-end inventory levels, which rose from $160 million at the end of 2018 to $163 million at the end of 2019. Year-end net indebtedness increased from $97 million to $149 million, due to the 2019 acquisitions and expanded working capital requirements associated with recent acquisitions, and our year-end borrowing capacity declined from $112 million to $27 million. In sum, top line performance was up slightly, with much improved performance of our international businesses, which have been successfully integrated, partly offset by weather-driven pressures on our domestic product lines. Profitability was down, in part, due to reduced sales of higher margin products coupled with necessary measures taken to slow the build-up of additional inventory. Throughout the challenges of the domestic season, management exercised discipline in controlling operating expenses. Further, considering that $12 million of the ending inventory level of $163 million was from new businesses or product lines, the Company actually reduced other inventory year-over-year.

When evaluating pay-for-performance, in addition to financial performance, it is useful to note total stockholder return for the one-, three- and five-year periods ended on December 31, 2019.  With respect to total stockholder return (“TSR”), as measured on December 31, 2019 when compared to companies within Global Industry Classification Standard (or “GICS”) 1510, the Company’s one-year TSR was between the 50th and 75th percentile of the comparator group, its three-year TSR was between the 25th and the median of the comparator group and its five-year TSR was at the 75th percentile of the comparator group. With respect to companies in the Russell 2000 index, the Company’s one-year TSR was between the median and 75th percentile, its three-year TSR was between the 25th percentile and the median, and its five-year TSR was between the median and the 75th percentile. In short, when looking at either the GICS 1510 or Russell 2000, the Company’s one- and five-year TSR was comparatively strong, while, under both indexes, its three-year TSR was below the median.

Below we discuss the components of executive compensation for 2019 in light of these conditions.

Salaries—As per the Company’s standard practice, the 2019 salaries were set in December of the prior year in the context of benchmarking from the Compensation Committee’s independent compensation consultant. In keeping with the approximate 3% annual increase that is prevalent among public companies, salaries for the NEOs were increased by 2.5% effective at the start of 2019. It should be noted that the Company does not always give annual salary increases to its employees; in fact, in 2015, salaries were frozen. It should also be noted that the Company has historically raised salaries in excess of a modest adjustment when an officer takes on additional, meaningful responsibilities.

For the CEO, base salary was approximately 97% of total cash compensation in 2019. This compares to 61% in 2018, 62% in 2017, 51% in 2016 (when a larger bonus was paid in light of materially improved performance), and 80% in 2015 (when a modest bonus was paid in light of moderately improved performance). The base salary as a percent of total cash compensation among NEOs as a group followed a similar pattern, 87% in 2019, 72% in 2018, 74% in 2017, 68% in 2016, and 81% in 2015.

Incentive Compensation— In 2019, as in prior years, executives were eligible to receive annual incentive compensation in the form of a cash bonus. Unlike salary, the cash bonus is “at risk” and varies from year to year depending upon many factors. The main reason for this element of compensation (which is typically paid in the month of March immediately following the measurement year) is to reward the executive for Company performance and the executives’ individual contributions.

Incentive Pool Funding— As a general rule, assuming the Company achieves pre-tax income in an amount equal to at least one-half of the amount forecasted in the budget for the subject year, the Company reserves 10 percent of its pre-tax income to serve as the pool from which incentive compensation may be paid to the entire workforce. Over the past four years, in order to motivate the executive team to materially exceed budgeted financial performance, the Compensation Committee provided that, to the extent pre-tax income exceeded that set forth in the then-current budget, the Company could reserve 30 percent of pre-tax income to add to the incentive bonus pool and, further, to the extent the pool were to reach $5 million in size, the accrual would drop back to 10 percent of pre-tax income. From that pool, the Compensation Committee may, but is not obligated to, pay bonuses to some or all of the employee population. At year end, the Compensation Committee evaluates Company performance (including net sales, net income, indebtedness, and working capital measures). If these measures fall short of the Company’s budget, then the Committee may reduce the pool at its discretion.

Bonuses are specifically allocated from the pool as follows. The CEO and CAO jointly review the performance of the Company’s executive officers and present their findings to the Committee along with a proposed allocation among individuals. The Committee then exercises its own discretion in setting an allocation for the CEO and considers the CEO’s and CAO’s recommended awards for others; in so doing, the Committee considers the executive’s achievement of his or her SMARTgoals, as well as other contributions to the overall Company performance. These goals are tailored for each executive taking into account the full scope of his or her responsibilities. Thus, SMARTgoals may include not only companywide metrics related to the top and bottom lines, but may also include factors such as working capital controls, inventory levels, manufacturing efficiency and liquidity, for those with profit-and-loss responsibilities, and more arcane factors, such as maintaining registrations, successfully defending adverse proceedings, completing field trials and advancing technology development programs, for others. As mentioned above, the Company caps individual incentive awards for executive officers, limiting the CEO to 1.6 times salary and other NEOs to 1 times salary. The Company has not established specific targets for calculating incentive compensation for NEOs from year-to-year. As a threshold matter, to the extent that the Company’s pre-tax income is less than one-half of budgeted pre-tax income, the NEOs have typically received no bonus (as was the case in 2014). Historically speaking, incentive compensation for the Company’s executives has risen and fallen with the Company’s performance.

As discussed above, in 2019, the Company’s financial performance rose modestly at the top line, but declined in most other measures as compared to that of 2018. Nevertheless, pre-tax earnings exceeded one-half of the the budgeted target during 2019. Accordingly, management was permitted to accrue ten percent of pre-tax earnings to fund an incentive compensation pool. That incentive pool was less than half of the pool that had been accrued in 2018. With increased headcount and a reduced pool size, Management and the Compensation Committee reduced incentive compensation for the entire workforce, including the NEOs.

In addition, in an effort to increase the available incentive pool for the less highly compensated, three NEOs, including the CEO, forewent their cash incentive compensation for 2019 performance in consideration for enhanced equity to be awarded in July 2020. The amount of their foregone bonus payments was subsequently allocated among the balance of the workforce. This had the effect of increasing the available pool for persons other than those three NEOs by about 15%.

As for 2019 SMARTgoals, while sales and profitability targets were not met during 2019, Management navigated the Company through difficult, industry-wide domestic pressures, successfully integrated and grew the international businesses, and maintained controls on inventory and operating expenses. In so doing, Management demonstrated the validity of its market access strategy and its ability to pivot from what had been primarily a domestically-focused business to a global one over the course of a relatively short period of time. In 2019, we had planned to bolster the balance sheet. However, Management’s efforts were understandably directed toward coping with unprecedented market conditions in the U.S., including the moderation of factory activity and maintenance of brand value.  At the end of the year, the Company finds itself well positioned with respect to the level of channel inventory domestically and anticipates an upward trajectory, assuming weather conditions return to the historical norm. In short, Management responded in real time to unexpected market conditions in 2019 which, while falling short of targeted SMARTgoals, still generated a modest net income, and positioned the Company for future improvement.

Equity—We believe that in providing equity to senior executives and requiring that shares equal in value to a multiple of base salary be accumulated by such executives over time, the interests of our executives will be more fully aligned with those of our stockholders. The Company has adopted a policy to prohibit short sales or hedging transactions by executives and members of the Board. Through these awards and these policies, the Company believes that executives will take a longer term view of the Company and will seek to enhance stockholder value several years into the future. Equity awards also serve as a means of encouraging future performance and of retaining key employees over the long term. In addition, it is highly prevalent among peer companies to award equity to executives regularly. In the Company’s case, these awards are typically made early in the fiscal year. We believe that it would be difficult to attract, motivate, and retain executives without offering them a share in the Company’s long term prospects. As mentioned above, three of the Company’s NEOs forewent their 2019 cash incentive compensation in favor of increased equity awards in 2020.

As more fully described below in “Benchmarking and the Compensation Consultant,” the Compensation Committee periodically conducts a benchmarking study to take into account, among other things, the prevalence (by amount and type) of equity awarded to executive officers of similarly situated companies. These studies typically include information on prevalent rates at which available shares are consumed under equity plans of peers. In awarding equity, the Compensation Committee considers not only these studies, but also the compensation history of the Company, retention issues, and the expensing of equity awards. In 2019, the Board followed its standard practice of awarding shares (half time-based, half performance-based) to executives in March of that year.

Other Benefits—In 2019, the Company continued its practice of offering a comprehensive suite of other benefits to its executives, including group health (medical, dental and vision) and life insurance to all of our employees, including key executive officers. Our medical plan took the form of PPO programs which are largely self-funded. However, the Company limited its claims exposure by maintaining stop loss coverage on an individual basis and appointed Collective Health as its third party administrator. Collective Health offers not only excellent claims processing service, but also a user-friendly, phone-based application as its claims interface. Health benefits premiums were highly-subsidized by the Company and offered extremely competitive terms (e.g., low co-payments and office visit charges). As a corollary to the group health plan, the Company continued to promote wellness through a voluntary program, through which the Company gave financial incentives for fitness, participation in group events (e.g., 5K, walking, yoga), fitness and diet coaching, among other things. These programs are a powerful tool in recruiting and not only raise morale, but also serve to foster the continued health of the workforce. Our executives also received life insurance and long term disability insurance coverage. In addition, certain executives received an automobile allowance and, in the case of the CEO, reimbursement for other perquisites (e.g., country club membership that provides a venue for the cultivation of business relationships).

Finally, in 2019, our executives (and, in fact, all full time employees) continued to have the option to participate in the Company’s 401K retirement savings plan, under which the Company matches up to 5% of the participant’s salary (subject to an annual cap) and the Employee Stock Purchase Plan (the “ESPP”), which permits the purchase of Company shares at a discount through payroll deduction.

Benchmarking and the Compensation Consultant

During 2019 the Compensation Committee’s independent compensation consultant, Exequity, revisited the group of comparator companies for purposes of benchmarking executive compensation, which analysis it completed in August 2019. In connection with those efforts, Exequity defined a group of comparators, focusing on product lines, Global Industry Classification Standard  (“GICS”) numbers, and a proxy review to determine whether and to what extent peer companies identified the Company (or others in the Company’s peer group) as comparators. The comparator group (“Proxy Peers”) identified by Exequity consisted of 13 publicly traded specialty chemical companies, namely: Balchem Corporation (BCPC), Chase Corporation (CCF), CVR Partners LP (UAN), Hawkins, Inc. (HWKN), Innophos Holdings Inc. (IPHS), Innospec Inc. (IOSP), Intrepid Potash, Inc. (IPI), Landec Corporation (LNDC), Livent Corporation (LTHM), LSB Industries, Inc. (LXU), OMNOVA Solutions, Inc. (OMN), Quaker Chemical Corporation (KWR) and Trecora Resources (TREC). Proxy Peers had median revenues of $554 million per annum, median market capitalization $482 million and median enterprise value of $862 million. It should be noted that American Vanguard is the only publicly traded crop protection Company of its size, and no Proxy Peers operate at all in the crop protection sector.

According to Exequity’s analysis, 2019 compensation for the Company’s CEO yielded the following comparative results.

•	The CEO base salary was slightly above the median (or 50th percentile) of the Proxy Peers.
•	CEO annual incentive compensation was below the 25th percentile for target bonus of the Proxy Peers.
•	Total cash for the CEO was below the 25th percentile for target total cash of the Proxy Peers.
•	Equity granted in 2019 to the CEO was above the 25th percentile and below the median of the Proxy Peers.
•	Total direct compensation for the Company’s CEO was between the 25th percentile and the median for total direct compensation of the Proxy Peers.

On average, according to the Exequity study, compensation for other NEOs yielded the following results. Salary was between the 25th percentile and the median on average for salaries of Proxy Peers, equity was between the 25th percentile and the median of target equity for such peers, and both annual incentive compensation and total direct compensation were at or below the 25th percentile of comparable measures for the Proxy Peers.

Closing Comments

The Company believes that its executive compensation meets its primary objectives. Faced with severe, persistent weather conditions in domestic markets while integrating several new international businesses, the Company improved the top line, while managing factories, inventory and working capital in a manner that yielded modest net income. With reduced pre-tax earnings, the incentive compensation pool was also decreased. Consequently, cash bonuses for the remaining NEOs were about 55% of those granted in 2018. Further, while the CEO’s salary was slightly above the median for those of Proxy Peers CEO, his bonus was below the 25th percentile, and both equity and toal compensation were between the 25th percentile and the median. For NEOs other than the CEO, salaries and equity were on average between the 25th percentile and median of the Proxy Peers, while incentive compensation and total direct compensation were at or below the 25th percentile. With respect to TSR, the Company posted strong results versus its peers in both the GICS 1510 and Russell 2000 Index in both the one- and five-year periods, but generated results below the median for the three-year period in both indexes. Taken as a whole, the TSR results indicate a relatively consistent return on investment in both the short and longer term. In summary, the Company believes that overall compensation in 2019 was appropriate and aligned with performance in the context of both Proxy Peers and TSR among multiple comparator groups.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Form 10-K.

Lawrence S. Clark, Chair

Debra F. Edwards

Morton D. Erlich

Alfred F. Ingulli

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current NEOs of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	64	Chairman and Chief Executive Officer
Ulrich G. Trogele	62	Executive Vice President, Chief Operating Officer
David T. Johnson	63	Vice President, Chief Financial Officer and Treasurer
Timothy J. Donnelly	60	Chief Administrative Officer, General Counsel, & Secretary
Anthony S. Hendrix	50	Vice President of Sales, US and Canada
Peter E. Eilers	56	Managing Director, Amvac Netherlands BV

Eric G. Wintemute has served as a director of the Company since June 1994. He was appointed Chairman and Chief Executive Officer in June 2011. Mr. Wintemute has also served as President and Chief Executive Officer from July 1994 until June 2011, after having been appointed Executive Vice President and Chief Operating Officer of the Company in January 1994.

Ulrich G. Trogele has served as Chief Operating Officer of AMVAC Chemical Corporation, the Company’s principal operating subsidiary, since January 2015. Prior to joining the Company, Mr. Trogele spent 28 years in positions of increasing responsibility within the agribusiness sectors of agrochemicals, biologicals and plant nutrition. His career included 10 years at FMC Corporation, as President of Asia-Pacific, and several years as North American Area Director for FMC’s agricultural solutions business.

David T. Johnson has served as Vice President, Chief Financial Officer, and Treasurer of the Company since March, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a $500 million manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an $8 billion Cleveland based multinational Company from April 2001 through June 2003.

Timothy J. Donnelly has served as Chief Administrative Officer, General Counsel and Secretary of the Company since June 2010. He began his service with the Company in October 2005 as Vice President, General Counsel and Assistant Secretary, was appointed Secretary in June 2007 and assumed responsibility for Human Resources and Risk Management in 2009. Prior to his service with the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC), a manufacturer of quick-turn, high-technology printed circuit boards.

Anthony S. Hendrix has served as Senior Vice President – Crop Sales for U.S. & Canada since August, 2018. Prior to that time, he was Vice President and Director of US Crop Sales commencing in January 2015. He began his service with the Company in March 2010 as Regional Sales Manager, Southeast Region. Prior to joining the Company, Mr. Hendrix served in various crop and district management roles for Syngenta Crop Protection throughout the western and southeastern U.S.

Peter E. Eilers has served as Managing Director of AMVAC Netherlands BV since June, 2018. Prior to that time, he served as Vice President, Business Development and Marketing, to which he was appointed in January 2017. Mr. Eilers joined the Company in August 2015 as Global Director of Business Development and Marketing. Prior to that time, Mr. Eilers had over 25 years’ experience with Bayer CropScience (and its predecessors) where he served as Marketing Director for EMEA, Executive Head of Bayer CropScience Merger & Acquisitions/Business Development, and Country Head in various regions, including Poland, the Baltics, Iberia and Indochina, among other positions.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the three calendar years 2017, 2018 and 2019, paid or awarded by the Company and its subsidiaries to the CEO, CFO, the four most highly compensated executive officers other than the CEO and CFO, and any persons who departed from the Company during the subject year and, but for such departure, would have been in any of the aforementioned categories (the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
Eric G. Wintemute	2019	667,807	—	1,187,021	—	—	—	100,114	1,954,942
	2018	651,519	395,000	1,149,695	—	—	—	99,900	2,296,114
	2017	635,628	395,000	1,120,738	—	—	—	93,890	2,245,256

Ulrich G. Trogele(2)	2019	397,000	—	230,488	—	—	—	33,530	661,018
	2018	387,317	120,000	223,054	—	—	—	33,280	763,651
	2017	378,225	117,000	216,595	—	—	—	56,873	768,693

David T. Johnson	2019	378,486	63,250	222,564	—	—	—	33,530	697,830
	2018	369,255	115,000	212,271	—	—	—	33,280	729,806
	2017	360,249	110,000	206,293	—	—	—	29,370	705,912

Timothy J. Donnelly	2019	320,105	56,650	197,865	—	—	—	33,020	607,640
	2018	312,298	103,000	179,809	—	—	—	33,130	628,237
	2017	304,681	97,000	174,478	—	—	—	28,680	604,839

Anthony S. Hendrix	2019	307,211	—	136,530	—	—	—	30,375	474,116
	2018	279,831	100,000	108,098	—	—	—	30,375	518,304
	2017	239,530	81,400	89,145	—	—	—	41,880	451,955

Peter E Eilers(3)	2019	286,882	55,000	128,605	—	—	—	44,481	514,968
	2018	266,500	100,000	108,098	—	—	—	24,020	498,618
	2017	250,000	67,000	213,268	—	—	—	36,654	566,922

(1)

Amounts reflect bonus payments for service rendered in the subject year. These payments are made in April of the following year. As discussed in the Compensation Discussion & Analysis, Messrs. Wintemute, Trogele and Hendrix elected to forego their 2019 cash incentive compensation in consideration of increased equity to be awarded in July 2020. For purposes of determining the most highly compensated NEOs, registrant has included the potential value of the foregone incentive compensation for these three persons on the basis that such consideration relates to 2019 performance.

(2)	All other compensation reflects vacation earnings paid in the amount of $23,303 for 2017.
(3)	Salary for 2019 reflects the effect of euro to dollar currency exchange.

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)		Vacation/Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2019	43,584	(1)	—	1,530	55,000	(4)	—	—
	2018	42,840	(1)	—	3,060	54,000	(4)	—	—
	2017	38,820	(1)	—	2,070	53,000	(4)	—	—

Ulrich G. Trogele	2019	18,000	(2)	—	1,530	14,000		—	—
	2018	18,000	(2)	—	1,530	13,750		—	—
	2017	18,000	(2)	—	2,070	13,500		23,303	—

David T. Johnson	2019	18,000	(2)	—	1,530	14,000		—	—
	2018	18,000	(2)	—	1,530	13,750		—	—
	2017	13,800	(2)	—	2,070	13,500		—	—

Timothy J. Donnelly	2019	18,000	(2)	—	1,020	14,000		—	—
	2018	18,000	(2)	—	1,380	13,750		—	—
	2017	13,800	(2)	—	1,380	13,500		—	—

Anthony S. Hendrix	2019	15,809	(2)	—	816	13,750		—	—
	2018	15,809	(2)	—	816	13,750		—	—
	2017	27,276	(2)	—	1,104	13,500		—	—

Peter E Eilers	2019	19,451	(2)	—	—	25,030		—	—
	2018	13,800	(2)	—	816	9,404		—	—
	2017	13,800	(2)	—	1,104	13,500		8,250	—

(1)

Automobile allowance of $21,600, $21,600 and $18,000 for the years ended December 31, 2019, 2018 and 2017, respectively; and personal expense reimbursements of $21,984, $21,240 and $20,820 relating to country club membership fees and assessments in the years ended December 31, 2019, 2018, and 2017, respectively.

(2)	Automobile allowance.
(3)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.
(4)

This reflects the Company’s total contribution to employee’s 401K account in 2019, 2018, and 2017 and is the sum of a $6,000 to match to employee’s salary deferral plus $49,000, $48,000 and $47,000, respectively, in additional contribution in conjunction with a proportionate contribution being concurrently made to a group of non-highly compensated employees.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2019 to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Full Grant Date Fair
Name (a)	Grant Date (b)	Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)	Units (#) (i)	Options (#) (j)	Option Awards ($/Share) (k)	Value of Stock ($) (1) (l)
Eric G. Wintemute	3/28/2019	—	—	—	34,603	34,603	(2)	34,603	—	—	—	600,016
Eric G. Wintemute	3/28/2019	—	—	—	13,841	27,682	(3)	55,364	—	—	—	480,006
Eric G. Wintemute	3/28/2019	—	—	—	3,461	6,921	(4)	13,842	—	—	—	106,999
Ulrich G. Trogele	3/28/2019	—	—	—	6,719	6,719	(2)	6,719	—	—	—	116,507
Ulrich G. Trogele	3/28/2019	—	—	—	2,638	5,275	(3)	10,550	—	—	—	93,203
Ulrich G. Trogele	3/28/2019	—	—	—	672	1,344	(4)	2,688	—	—	—	20,778
David T. Johnson	3/28/2019	—	—	—	6,488	6,488	(2)	6,488	—	—	—	112,502
David T. Johnson	3/28/2019	—	—	—	2,595	5,190	(3)	10,380	—	—	—	89,995
David T. Johnson	3/28/2019	—	—	—	649	1,298	(4)	2,596	—	—	—	20,067
Timothy J. Donnelly	3/28/2019	—	—	—	5,768	5,768	(2)	5,768	—	—	—	100,017
Timothy J. Donnelly	3/28/2019	—	—	—	2,307	4,614	(2)	9,228	—	—	—	80,007
Timothy J. Donnelly	3/28/2019	—	—	—	577	1,154	(2)	2,308	—	—	—	17,841
Anthony S. Hendrix	3/28/2019	—	—	—	3,980	3,980	(2)	3,980	—	—	—	69,013
Anthony S. Hendrix	3/28/2019	—	—	—	1,592	3,184	(3)	6,368	—	—	—	55,211
Anthony S. Hendrix	3/28/2019	—	—	—	398	796	(4)	1,592	—	—	—	12,306
Peter E. Eilers	3/28/2019	—	—	—	3,749	3,749	(2)	3,749	—	—	—	65,008
Peter E. Eilers	3/28/2019	—	—	—	1,500	2,999	(3)	5,998	—	—	—	52,002
Peter E. Eilers	3/28/2019	—	—	—	375	750	(4)	1,500	—	—	—	11,595

(1)

This column shows the full grant date fair value of restricted stock grants made based on the closing price of the Company’s stock as of the Plan extension approval date, with the exception of the TSR grant, which was determined by using the Monte Carlo valuation method. The full grant date fair value of each award is the number of shares multiplied by the grant date fair value per share. These amounts were not paid to any named executive officer. The recognized compensation expenses for 2019 are shown in the “Stock Awards” column in the “Summary Compensation Table”.

(2)

These grants constitute restricted stock that vests in its entirety upon three years of the award date and is subject to forfeiture in the event that the recipient is not continuously employed by the Company through the vesting date. The grant date fair value of these awards is $17.34 per share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(3)

These grants constitute performance shares that vest upon both (i) the passage of three years of full-time, continuous employment and (ii) the achievement of certain financial goals of the Company compared to an identified peer group. With respect to clause (ii), the number of shares to vest depends upon the level of net sales and income before income taxes achieved during the period commencing January 1, 2019 and ending December 31, 2021 as compared to internal targets and can vary from zero (for performance at less than 80% of the target) to 200% (for performance at or above 125% of the target). The grant date fair value of these awards is $17.34 per share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(4)

These shares constitute an award of performance shares that vest based upon both (i) continuous, full time service through the third anniversary of the award, and (ii) the achievement of TSR metrics as follows. As measured during the period commencing January 1, 2019 and ending December 31, 2021, assuming an initial share price of $15.46 per share, the number of shares earned depends upon the achievement of a certain target share price as compared to that of the Russell 2000 Index and comparator companies, identified in the Company’s 2018 Proxy Statement at the end of the measurement period and can vary from zero shares (for a share price that is less than 30th percentile of the comparator group) to 200% (for a share price that is at or greater than 80th percentile of the comparator group).  The grant date fair value of these awards is $15.46 per share, which was determined using the Monte Carlo valuation method.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the NEOs, the number of shares covered by both exercisable and non-exercisable stock options and, in addition, grants of restricted stock units that had not yet vested as of December 31, 2019, with respect to options to purchase common stock of the Company. The closing price of the common stock on December 31, 2019, the last trading day of the Company’s fiscal year, was $19.47 per share.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	15,000	—	—	$7.50	12/10/2020
Eric G. Wintemute	78,126	—	—	$11.49	12/30/2024
David T. Johnson	21,500	—	—	$7.50	12/10/2020
David T. Johnson	22,175	—	—	$11.49	12/30/2024
Timothy J. Donnelly	25,000	—	—	$7.50	12/10/2020
Timothy J. Donnelly	20,306	—	—	$11.49	12/30/2024
Anthony S. Hendrix	11,000	—	—	$7.50	12/10/2020
Anthony S. Hendrix	5,611	—	—	$11.49	12/30/2024

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eric G. Wintemute	199,010	3,874,725	—	—
Ulrich G. Trogele	38,568	750,919	—	—
David T. Johnson	36,902	718,482	—	—
Timothy J. Donnelly	31,786	618,873	—	—
Anthony S. Hendrix	19,134	372,539	—	—
Peter E Eilers	24,098	469,188	—	—

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the NEOs, the number of shares acquired on the exercise of stock options and on vesting of stock awards and their respective value realized (market price less exercise price) for the year ended December 31, 2019.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	15,000	97,350	17,862	621,380
Ulrich G. Trogele	—	—	9,525	184,899
David T. Johnson	—	—	4,923	163,590
Timothy J. Donnelly	—	—	4,231	148,941
Anthony S. Hendrix	—	—	4,466	123,245
Peter E. Eilers	—	—	6,057	95,907

(1)	Value realized on vesting is value of shares, including shares withheld for payroll tax purposes, at time of vesting.

Pension Benefits and Non-qualified Deferred Compensation

The Company provided no pension benefits and no non-qualified deferred compensation to the NEOs during the year ended December 31, 2019.

Potential Payments upon Termination or Change of Control

Each of the NEOs is party to a Change of Control Severance Agreement. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is both a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason within 24 months of such change of control. In other words, there is a double trigger before benefits are earned under this arrangement. If the employee is terminated for cause or due to death or disability, he or she is not entitled to severance under the agreement. Provided both conditions for payment are met, the employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the Common Stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the NEOs in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2019.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Options and Grants Vesting ($)(1)	Total Change in Control Payments ($)(2)
Eric G. Wintemute	1,335,614	28,650	25,000	3,874,725	5,263,989
Ulrich G. Trogele	794,001	39,419	25,000	750,915	1,609,335
David T. Johnson	756,973	59,489	25,000	718,474	1,559,936
Timothy J. Donnelly	640,211	78,528	25,000	618,866	1,362,605
Anthony S. Hendrix	614,423	78,528	25,000	372,539	1,090,490
Peter E. Eilers	573,764	—	25,000	469,184	1,067,948

(1)

Upon change in control, the agreement allows for the accelerated vesting of options and grants. Assuming the change in control had happened as of December 31, 2019, there would be unvested awards of 349,497 shares of restricted stocks and no shares of incentive stock options. If the change in control occurred on December 31, 2019, these awards would have vested and the Company would have recognized additional compensation expense based on grant date fair value in the amount of $2,388,933 for restricted stocks and the officers would have recognized the value of vested grants as income based on fair market value in the amount of $6,804,703 (which is the sum of this column).

(2)	There are no tax excise gross-ups relating to change-in-control payments for NEOs.

CEO Pay Ratio Disclosure

As per Item 402(u) of Regulation S-K, we are providing the following information about the annual total compensation of our CEO, Eric G. Wintemute, as compared with the median of annual total compensation of all employees of the Company (excluding the CEO).  For fiscal year 2019, we report as follows:

•	The annual total compensation of the CEO, as per the Summary Compensation table on page 26 hereof was $1,954,952; and

•	The median of the annual total compensation of all employees of the Company (excluding the CEO) was $57,761.

Based upon this information, we reasonably estimate that the ratio for the CEO’s annual total compensation to the annual total compensation of our median employee was approximately 34:1.

Our pay ratio was calculated as per Item 402(u) as follows. In order to identify the median employee, using the criteria set forth in Item 402(c) of Regulation S-K for populating data within the Summary Compensation Table, we gathered information from payroll, stock award and incentive compensation on all employees as of December 31, 2019, which was within three months of the closing of the Company’s last fiscal year. Because we completed the acquisition of the Defensive/Agrovant businesses in Brazil on January 10, 2019 (including, at that time, approximately 30 personnel), we are including for our pay-ratio analysis those personnel, because that service by Brazilian employees constitutes approximately 97% of a full year under the Company’s ownership.

In measuring the wages of non-exempt employees, we took the actual wages, including regular time and overtime, paid to such employees. Where employees were paid in foreign currencies, we converted that currency into U.S. dollars as of the date of measurement. In establishing total compensation, we considered not only wages and bonuses, but also the fair value of equity awards, if any. After arriving a total compensation for the employee population (not including the CEO), we listed them in descending order of compensation and identified the median employee.

Director Compensation

The following table summarizes compensation paid to the non-management members of the Board for the year ended December 31, 2019.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Scott D. Baskin	122,000	35,000	—	—	—	—	157,000
Lawrence S. Clark	94,000	70,000	—	—	—	—	164,000
Debra F. Edwards	116,000	35,000	—	—	—	—	151,000
Émer Gunter	7,500	35,606	—	—	—	—	43,106

Alfred F. Ingulli	98,500	70,000	—	—	—	—	168,500
John L. Killmer	102,000	70,000	—	—	—	—	172,000
Morton D. Erlich	95,500	70,000	—	—	—	—	165,500
M. Esmail Zirakparvar	90,000	70,000	—	—	—	—	160,000

The Company’s compensatory arrangements with the non-management members of its Board are set forth below. These arrangements were in force for the entirety of 2019. In March, 2020, the Board amended these arrangements to comport with prevalent pay practices; that amended program will take effect on June 3, 2020. For the period prior to June 3, 2020, non-management Board members were paid as follows:

The Company has the following compensatory arrangements with the non-employee members of its Board:

Cash Compensation:

Effective with his or her election or re-election to the Board, each non-management director is entitled to receive cash compensation for his or her services on the Board as follows:

•	Quarterly retainer fee of $11,250 for services on the Board.
•	Quarterly retainer fee of $6,250 for services as Lead Director of the Board.
•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.
•	Quarterly retainer fee of $1,250 for service as chairperson of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Risk Committee.
•	Attendance fee of $2,500 per meeting of the Board.
•

Attendance fee of $1,000 per meeting of each of the Risk Committee and the Nominating and Corporate Governance Committee.  Attendance fee of $1,500 per meeting of each of the Audit Committee, the Compensation Committee and the Finance Committee. Further, non-management directors receive $1,250 per meeting in executive session.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended June 6, 2017 (the “Plan”), each non-employee director of the Board is entitled to receive awards of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows. In connection with each non-employee director’s election or re-election to the Board, during 2019 such director was entitled to receive an award that equals $70,000 (the “Stock Award”). Further, it is the policy of the Company that each director accumulate and hold Company stock equal to the number of shares received by him or her over the course of his or her first four full years of service on the Board, after which such director may elect to receive up to half of the value of any subsequent Stock Award in the form of a cash payment. If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock on the date of issuance, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued, and the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors, effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action brought by the Company against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

2020 Amendment to Directors’ Compensation

In November 2019, Exequity, the Committee’s independent compensation consultant, conducted a benchmarking study of the Company’s non-management directors’ compensation using both the Proxy Peers, on the one hand, and companies having the two digit GICS code (“15” Materials) within both the S&P 400 and S&P 600, filtered for revenues between $200M-$600M and market capitalization of between $400M and $1B (the “S&P Comparators”), on the other hand. In that study, Exequity found that most of the Proxy Peers and other comparator companies had moved away from per-meeting compensation in favor of paying retainers for both board and committee service, while retaining special retainers for leadership roles such as committee chairs. In assessing overall board compensation, Exequity found that total compensation, and especially equity compensation, for the Company’s non-management directors on a per-director basis trailed the median of both the Proxy Peers and the S&P Comparators.

In the interest of adopting simpler, more prevalent practices and otherwise bringing total board compensation closer to the median of relevant comparators, Exequity recommended both shifting from per-meeting payments to flat fees and increasing the amount of each director’s annual equity award to $80,000.  After consideration, on March 4, 2020, the Board adopted a resolution by which non-management director compensation would be amended (effective on June 3, 2020) as set forth in the table immediately following this paragraph. The net effect of the change on estimated total annual compensation on a per-director basis (assuming a relatively constant number of committee meetings, year-over-year) is an increase of approximately $10,000.

Non-management Director Compensation: 2019 v. Program as Amended in 2020:

American Vanguard Board Pay	2019	2020

Board Pay
g Cash retainer	$45,000	$60,000
g Annual equity (RSUs)	$70,000	$80,000
g Per-meeting fee	$2,500	$0
g Executive sessions	$1,250	$0
Committee Pay
g Incremental Committee chair premium retainer:
➣ Audit	$10,000	$10,000
➣ Finance Committee	$5,000	$8,000
➣ Compensation	$5,000	$7,000
➣ Nominating/Governance and Risk Committee	$5,000	$5,000
g Committee member retainer:
➣ Audit	$0	$10,000
➣ Finance Committee	$0	$10,000
➣ Compensation	$0	$7,500
➣ Nominating/Governance and Risk Committee	$0	$5,000
g Per-meeting fee:
➣ Audit/Compensation/Finance	$1,500	$0
➣ Nominating/Governance/Risk	$1,000	$0
Lead Director
g Lead Director	$25,000	$25,000
Special Assignments
g Per diem fee for special assignments	$2,000	$2,000
g Conditional meeting fee (>2 scheduled meetings)	N/A	$1,500

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into an employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s Chairman and CEO. Mr. Wintemute’s current annual base compensation is $667,807, with increases to be made by the Board in their sole discretion. Mr. Wintemute may receive a bonus, in an amount as determined by the Board, based on his performance against reasonable qualitative and quantitative benchmarks. The agreement also provides Mr. Wintemute with certain additional benefits which are prevalent among executives at this level in the industry, including a car allowance of $1,800 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies or is disabled during the term of the agreement, the Company will pay him or his designated beneficiary, as applicable, any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death or disability.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2019, consisted of Lawrence S. Clark, Alfred F. Ingulli, and Morton D. Erlich. On December 4, 2019, Debra F. Edwards was appointed to the Compensation Committee. During 2019, no member of the Compensation Committee served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Review and Approval of Related Person Transactions

In accordance with the terms of its charter, the Nominating and Corporate Governance Committee (“the Committee”) has the responsibility for the review and approval or ratification of all related persons and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of the Company’s voting securities or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if any such transaction involves more than $10,000, in each case using appropriate counsel and other advisers, as the Committee may deem necessary.

In the course of its review of proposed related person transactions, the Committee considers all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable law and listing standards. The Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

The Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. To the extent that a proposed related person transaction involves any member of the Committee (or an immediate family member of any member of the Committee), such member would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Related Person Transactions

There were no related party transactions during fiscal year 2019.

SUMMARY OF PROPOSALS

This Proxy contains four proposals for which stockholder action is sought.

•	Proposal 1 requests the election of nine directors to the Board.
•	Proposal 2 requests the ratification of the appointment of BDO as the independent registered public accounting firm for the year ending December 31, 2020.
•	Proposal 3 requests an advisory vote on executive compensation.
•	Proposal 4 requests the frequency of the advisory vote on executive compensation.

Details of each proposal follow.

PROPOSAL 1

Election of Directors

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company, currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the maximum number of directors at nine. At this election, nine directors have been nominated to be elected at the Annual Meeting and, if elected, will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Board has nominated Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Emer Gunter, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar to be elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified.

REQUIRED VOTE AND RECOMMENDATION

The directors to be elected or re-elected by the holders of Common Stock shall be the candidates receiving a number of “FOR” votes that exceed the number of “AGAINST” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Company has retained BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2020, and the Board of Directors has confirmed that engagement.

BDO has served as the independent registered public accounting firm of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is of great value.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2019 and 2018, were (in thousands):

	2019	2018
Audit Fees	$1,058	$990
Tax Services	416	290
Audit-Related Services	—	8
	$1,474	$1,288

Audit fees for 2019 and 2018 were for professional services rendered for the audits of the consolidated financial statements of the Company, including the audits of internal controls under Section 404 of the Sarbanes-Oxley Act, reviews of quarterly condensed consolidated financial statements, consents, and assistance with review of documents filed with the SEC.

Tax fees for 2019 and 2018 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice (including with respect to the Tax Cuts and Jobs Act), as well as assistance with and representation in tax audits and advice related to acquisitions.

Audit-related fees primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. In 2018, BDO provided diligence services related to the Company’s acquisition of TyraTech, Inc. Our Audit Committee has considered whether the provision of the audit-related services described above is compatible with maintaining our registered public accounting firm’s independence and determined that such services are appropriate.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the 2020 consolidated financial statements and related internal controls over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee and the Board, is hereby ratified.”

PROPOSAL 3

Advisory Vote on Executive Compensation

Over the past three years, stockholders have indicated on average approximately 96% approval for the Company’s executive compensation. As mentioned in the Compensation Discussion and Analysis, our executive compensation is designed to provide compensation on the basis of performance that supports key financial and strategic business outcomes; to attract, motivate and retain top talent to lead our business; and to align management’s interests with those of our stockholders.

Our executive compensation:

•	Has been benchmarked against a comparator group of companies that are similar in size and business activity;
•	Is designed in collaboration with an independent compensation consultant;
•

Features incentive elements that rise and fall with financial performance. For example, with slightly higher sales and reduced profitability year-over-year, NEOs received significantly reduced cash incentive compensation;

•

Includes time-based and performance-based equity awards and holding requirements that give executives a longer term view of the Company’s financial performance. For the fourth consecutive year, in 2019, half of the equity awards to NEOs were performance awards, which are contingent upon financial performance and stockholder return as measured over a three year period;

•	Is based primarily upon objective performance targets such as net sales, net income, EBITDA and SMARTgoals;
•

Includes factors that limit discretion and discourage misconduct, such as caps on bonuses, a clawback provision for incentive compensation received by persons complicit in a material restatement, and a policy against hedging shares; and

•

Is administered pragmatically to ensure that NEOs are paid for performance. At the same time, the Company’s plan also includes incentives for retaining key employees for the purpose of building long term stockholder value.

This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder, the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

REQUIRED VOTE AND RECOMMENDATION

The passage of a recommendation requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

PROPOSAL 4

Advisory Vote on Frequency of Advisory Vote on Executive Compensation

This Proposal 4 gives stockholders the chance to cast an advisory vote on the frequency with which the Company should include a Say-on-Pay proposal in its proxy materials in future annual stockholders’ meetings. Under this Proposal 4, stockholders may vote to have the Say-on-Pay vote either every year, every two years or every three years. The last time that stockholders voted on this matter, they elected one-year intervals for the Say-on-Pay ballot measure. The Company believes that Say-on-Pay votes should be conducted every year, as it gives the Company’s Board and management the most continuous feedback on compensation policies and procedures.

REQUIRED VOTE AND RECOMMENDATION

Passage of a recommendation on this Proposal requires the affirmative vote of holders of a majority of the
Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the Company include a Say-on-Pay ballot measure in its proxy materials relating to future annual stockholders’ meetings every year.”

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in writing and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a director nomination or other proposal at the Company’s 2021 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. The timing and procedure for any such submission are described on page 3 hereof.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K (excluding exhibits), filed with the SEC with respect to the year ended December 31, 2019. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2019 is available with this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer,

General Counsel & Secretary

Dated: April 21, 2020

VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 2, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 29, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/AVD2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 2, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 29, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.   AMERICAN VANGUARD CORPORATION ATTN: LUCY COONEY 4695 MACARTHUR COURT, SUITE 1200 NEWPORT BEACH, CA 92660  D14801-P35972  AMERICAN VANGUARD CORPORATION  The Board of Directors recommends you vote FOR  the following:  1.Election of Directors  The Board of Directors recommends that you vote FOR proposals 2 and 3 and "1 Year" for proposal 4.  Nominees:  AGAINST  FOR  ABSTAIN  AGAINST  FOR  ABSTAIN  !  !  !  !  !  !  2.Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2020.  1a.Scott D. Baskin  !  !  !  1b.Lawrence S. Clark  3.Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.  !  !  !  !  !  !  1c.Debra F. Edwards  !  !  !  1d.Morton D. Erlich  !  !  !  2 Years  1 Year  3 Years  Abstain  1e.Emer Gunter  4.Resolved, that the Company include a Say-on-Pay ballot measure in its proxy materials at intervals of (choose one):  !  !  !  !  !  !  !  1f.Alfred F. Ingulli  !  !  !  1g.John L. Killmer  !  !  !  1h.Eric G. Wintemute  !  !  !  1i.M. Esmail Zirakparvar  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  D14802-P35972  AMERICAN VANGUARD CORPORATION 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Use the Company Number and Account Number shown on your proxy. The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of the Common Stock of American Vanguard Corporation held of record by the undersigned at the close of business on Thursday, April 9, 2020. The Annual Meeting will be a completely virtual meeting of Stockholders, to be held at 11:00 a.m. PDT on Wednesday, June 3, 2020, or at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side